Exhibit 10.5

CLECO CORPORATE HOLDINGS LLC
2030 Donahue Ferry Road
Pineville, LA 71360

May __, 2017

«Name»
«Location»

Re:    Incentive Award - 2017 Three -Year Performance Cycle

Dear «Nickname»:

The Leadership Development & Compensation Committee (the “Committee”) of the Board of Managers of Cleco Corporate Holdings LLC (the “Company”), which is appointed to administer the Cleco Corporate Holdings LLC 2017 Long-Term Incentive Compensation Plan (“LTIP”) has awarded you an “Incentive” subject to the terms and conditions set forth herein. Your target Incentive to which the payout percentage for the 2017 Three-Year Performance Cycle will be applied is $_____.

1.Incentive. The amount payable with respect to your Incentive is based on the attainment of Performance Objectives during the 2017 Three-Year Performance Cycle (defined below).

2.Performance Objectives, Vesting, and Delivery. A summary of the Performance Objectives and a payment matrix applicable to your Incentive are attached as Exhibit A. Attainment of the Performance Objectives, whether in whole or in part, shall be during the period beginning January 1, 2017, and ending December 31, 2019 (the “2017 Three-Year Performance Cycle”).

As soon as practicable after the end of the 2017 Three-Year Performance Cycle, the Committee will notify you of the payment, if any, you will receive with respect to the Incentive. Payment will be subject to applicable payroll tax withholdings.
3.Separation from Service. If you Separate from Service with the Company and its Affiliates before the end of the 2017 Three-Year Performance Cycle, your Incentive will be forfeited, except as may be expressly provided in the LTIP with respect to your Retirement, Involuntary Separation from Service without Cause, death, Disability, or termination under a Change in Control.

If you are entitled to receive an Incentive in connection with your Separation from Service, payment will be conditioned upon your timely execution and delivery to the Company of a Waiver, Release and Covenants Agreement in the form prescribed by the Company.
4.Recovery Policy. Since the final amount of your Incentive may be contingent on the financial performance of the Company, your Incentive is subject to the Company’s recovery policy. If the Company or an Affiliate is required to restate its financial statements or other financial results, the Committee may take such action as it deems necessary or appropriate, to the extent consistent with applicable law, to cause the reduction, forfeiture or recovery of any payment with respect to an Incentive, provided that:

(a)the amount of such payment was predicated, directly or indirectly, on the achievement of financial statement measures or results that were subject to material restatement;

«Name»
May __, 2017

(b)the affected Participant engaged in intentional misconduct or an intentional act or omission, as determined by the Committee in connection with the restatement; and

(c)the amount of any such payments would have been lesser if it had been based upon the restated results.

5.No Assignment. Your Incentive is not subject in any manner to sale, transfer, pledge, assignment or other encumbrance or disposition, whether by operation of law or otherwise and whether voluntarily or involuntarily, except by will or the laws of descent and distribution.

6.Employment Rights. Neither this Incentive nor the terms of the LTIP shall be deemed to confer upon you any right to continue in the employ of the Company or any Affiliate or interfere, in any manner, with any right of the Company or any of its Affiliates to terminate your employment, whether with or without Cause, in its sole discretion.

7.Amendment. The Committee or the Board of Managers may amend the terms and conditions set forth herein, except that any such amendment may not materially impair your Incentive without your prior consent.

In addition to the terms of this letter, your Incentive is subject to terms and conditions set forth in the LTIP. If there is any conflict between this letter and the terms of the LTIP document, the LTIP document will govern. You may obtain a copy of the full LTIP document by contacting Carla Works at Carla.Works@cleco.com. Capitalized terms used in this letter have the meanings ascribed to them in the LTIP. Please indicate your consent to be bound by the foregoing terms and conditions by executing below and returning this letter to Carla Works at PVGO7 not later than May __, 2017.
Very truly yours,

CLECO CORPORATE HOLDINGS LLC

By:
Its:     Chief Administrative Officer

ACKNOWLEDGED AND AGREED TO
THIS _____ DAY OF ______________, 2017

__________________________________
«Name»

«Name»
May __, 2017

EXHIBIT A

CLECO CORPORATE HOLDINGS LLC
2017 LONG-TERM INCENTIVE COMPENSATION PLAN

PERFORMANCE OBJECTIVES

The Cleco Corporate Holdings LLC 2017 Long-Term Incentive Compensation Plan (the “LTIP”) requires that the Leadership Development & Compensation Committee of the Board of Managers (the “Committee”) of Cleco Corporate Holdings LLC (the “Company”) establish performance measures for each Performance Cycle.

For the 2017 Three-Year Performance Cycle, the comparative performance measure approved is based on the Company's consolidated earnings before interest, taxes, depreciation, and amortization ("EBITDA") and consolidated return on equity ("ROE"), as follows:

Target Incentive Percentages:	Determined at the beginning of the Performance Cycle

Performance Cycle:	January 1, 2017 to December 31, 2019

Performance Objectives:	50% on the 3-year cumulative consolidated EBITDA as projected in the business plan, adjusted for pension, SERP and other approved exclusions
50% on 3-year average consolidated ROE, including wholesale, as projected in the business plan

Payout Range:	50% to 200% based on actual performance of EBITDA and ROE

Final Award:	Payout determined on each measure and then weighted 50%-50%

Performance Objectives	Weight	Threshold (50% Payout)	Target (100% Payout)(1)	Maximum (200% Payout)
Consolidated ROE	50%	8.283%	9.203%	10.123%
Consolidated EBITDA	50%	$1,280.97M	$1,423.30M	$1,565.63M

(1) Results between threshold and target and between target and maximum will be interpolated on a straight-line basis.